Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject:	Nitches, Inc. announces 200% stock dividend

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com/investors/investor.htm
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

          SAN DIEGO, California, December 19, 2005 – Nitches, Inc. (NASDAQ-NICH) announced today that the Board of Directors has approved the distribution of a stock dividend of two hundred percent (200%) per share to the holders of record as of January 3, 2006.  The dividend will be issued on January 20, 2006.  The Company had 1,351,169 shares of its common stock outstanding as of December 16, 2005.  As a result of the stock dividend, the Company will have 4,053,507 shares of common stock outstanding.  This action is being taken to increase public float, or freely traded shares, of the Company’s stock, thereby improving liquidity for investors.

          Nitches, Inc. designs and markets quality apparel for niche markets, including sleepwear and loungewear by Body Drama®, men’s casual lifestyle clothing by Newport Blue®, men’s golf apparel by The Skins Game®, and ladies western wear by Adobe Rose® and Southwest Canyon®.  The Company’s Designer Intimates subsidiary offers a complete sleepwear product line for women, men, and children through owned or licensed brands targeted to all levels of distribution.  Brands sold by Designer Intimates include: Argentovivo® Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Bill Blass® , Dockers®, Claire Murray® and Vassarette®.

          Nitches is headquartered in San Diego, California with offices in Los Angeles, New York City, and Hong Kong.  The Company’s shares are traded on the Nasdaq Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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